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[MANN FRANKFORT STEIN & LIPP LETTERHEAD]



April 2, 2001



United States Securities and Exchange Commission
Washington, D.C.  20549


RE:  Form 12b-25 for CYNET, Inc. (Commission File Number 000-28349)


Registrant's report on Form 10-KSB for the fiscal year ended December 31, 2000 cannot be filed within the prescribed time period because Mann Frankfort Stein & Lipp CPAs, L.L.P. was recently engaged as the Registrant's independent accountants and we are in the process of completing our audit report on Registrant's financial statements for the years ended December 31, 2000, 1999 and 1998. As a result, we are unable to complete the necessary review and approval of the report prior to April 2, 2001.


/s/ Mann Frankfort Stein & Lipp CPAs, L.L.P.

MANN FRANKFORT STEIN & LIPP CPAs, L.L.P.